Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of 31 July 2018 (the “Effective Date”), between:

•	Gaming Partners International USA, Inc., a Nevada corporation, with offices located at 3945 W Cheyenne, Suite 208, North Las Vegas, NV 89032 (the “GPI”), and
•	Gregory Gronau, an individual, with an address of 712 Proud Eagle Lane, Las Vegas, NV 89144, (the “Consultant”).

Each of GPI and Consultant may be individually designated as a “Party,” and may collectively be designated as the “Parties.”

RECITALS

WHEREAS, GPI wishes for Consultant to oversee outstanding tasks resulting from his departure as Chief Executive Officer of GPI; and

WHEREAS, the Consultant desires to be retained by GPI pursuant to the terms set forth in this Agreement.

AGREEMENT

THEREFORE, in consideration of the mutual covenants and conditions contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree:

1.	Scope of Duties. Consultant shall perform services (the “Services”) for GPI as set forth on Exhibit A, as attached and incorporated. In addition, Consultant may perform such additional services as mutually agreed upon by the Parties in writing.

2.	Compensation. In consideration for satisfactory performance of the Services, GPI shall compensate and reimburse Consultant as set forth in Exhibit A, attached and incorporated. Contactor shall be solely responsible for payment of any taxes due on payments made to Consultant pursuant to this Agreement.

3.	Independent Consultant Status. The Parties recognize that Consultant is an independent Consultant and not an employee, agent, co-venturer, or representative of GPI. Consultant shall always disclose that he is an independent Consultant of GPI and shall not represent to any third party that he is an employee, agent, co-venturer, or representative of GPI other than as expressly authorized by GPI in writing. Consultant shall not be eligible to participate in any of GPI’s employee benefit plans and GPI shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit to the Consultant. The Consultant shall comply at its sole expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent Consultants.

4.	Term/Termination. This Agreement shall be effective until 31 December 2018 (“Term”). GPI may terminate this Agreement immediately, upon written notice to the Consultant, when in GPI’s sole discretion, the Consultant has failed to adequately accomplish the Services, and/or the Consultant’s actions or inactions have represented or affected GPI in an overly negative manner, or if Consultant fails GPI’s due diligence process, or puts GPI at increased regulatory risk.

5.	Rights to Work.
a.	Work for Hire. The Parties acknowledge that any work created by Consultant (“Work”) in the performance of the Services for GPI is being created at the insistence of GPI and shall be deemed "work made for hire.”

b.	Use of Work. GPI shall have the right to use the whole Work, any part or parts thereof, or none of the Work, as it sees fit. GPI may alter the Work, add to it, or combine it with any other work or works, at its sole discretion. Notwithstanding the foregoing, all original material submitted by Consultant as part of the Work or as part of the process of creating the Work shall be the property of GPI whether GPI uses such material. No rights are reserved by Consultant.

c.	Possession and Title. All programs, works of art, materials, designs, specifications, documentation and all other technical information prepared by Consultant in the performance of the Services will become GPI's sole property. Title to all material and documentation, including but not limited to, systems specifications furnished by GPI to Consultant or delivered by GPI into Consultant's possession shall remain with GPI. Consultant shall immediately return all such material or documentation within seven (7) days of any request or upon the termination or conclusion of this Agreement, whichever shall occur first.

d.	Invention or Discovery Process. Whenever an invention or discovery is made by Consultant either solely or in collaboration with others, including employees or other Consultants of GPI under or relating to this Agreement, Consultant shall promptly give GPI written notice thereof and shall furnish GPI with complete information thereon including, as a minimum: (1) a complete written disclosure of each such invention and (2) information concerning the date and identity of any public use, sale or publication of such invention made by or known to Consultant or of any contemplated publication by Consultant. As used, the terms (1) "invention" or "invention or discovery" includes any art, machine, manufacture, design or composition of matter or any new and useful improvement thereof where it is or may be patentable under the patent laws of the United States or of any foreign country and is directly or substantially related to the field of chiropractic medicine; and (2) "made," when used in relation to any invention or discovery, means the conception of the first actual or constructive reduction to practice of such invention.

e.	Assignment of Rights. Consultant grants, assigns and conveys to GPI all right, title and interest in and to all inventions, works of authorship, trade secrets and other proprietary data and all other materials (as well as the copyrights, patents, trade secrets and similar rights attendant) conceived, reduced to practice, authored or developed by Consultant, either solely or jointly with others, during and in connection with the performance of Services under this Agreement with GPI when such is directly or substantially related to the field of production art and design. Consultant agrees that he will not seek patent, copyright, trademark, registered design or other protection for any rights in any such inventions, works of authorship, proprietary data or other materials (directly or substantially related to the field of production art and design). Consultant shall have no right to disclose or use any such inventions, works of authorship, trade secrets and proprietary data or other materials for any purpose whatsoever and shall not communicate to any third party the nature of or details relating to such inventions, works of authorship, proprietary data or other materials (when such is directly or substantially related to the field of production art and design). Consultant agrees that at GPI's expense, he shall do all things and execute all documents as GPI may reasonably require to vest in GPI or its nominees the rights referred to and to secure for GPI or its nominees all patent, trademark, and trade secret copyright protection (when such is directly or substantially related to the field of production art and design). Consultant's obligations under this Section 5 shall survive expiration or termination of the Agreement and any amendments thereto. Furthermore, Consultant irrevocably waives all rights in and to all works created or developed.

f.	Restriction of Disclosure. Consultant agrees he will not disclose to any third party, without prior written consent of GPI, any invention or discovery made under or relating to this Agreement (when such is directly or substantially related to the field of production art and design) or any proprietary or confidential information acquired from GPI under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to GPI, all of which shall be subject to non-disclosure provisions of Section 7.

6.	Exclusivity and Absence of Conflicts. Consultant may perform services for other persons but only if any such work is pre-approved by the CFO of GPI in writing. Consultant shall not represent any other manufacturer of playing cards, casino currency, dice, layouts, RFID solutions, or any other product GPI develops or markets at the Effective Date.

7.	Confidentiality.
a.	Definition. “Confidential Information” means any information, technical data, or know-how (including, but not limited to, information relating to research, analysis, products, software, services, development, inventions, processes, design, engineering, production, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, financing, financial pro-formas, formulas and algorithms, employees and business opportunities) disclosed by GPI to Consultant either directly or indirectly in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally, by email, or visually): (i) that has been marked as confidential; or (ii) whose confidential nature has been made known by GPI, in writing or orally with specific written notification of such oral disclosure within thirty (30) days thereafter, to Consultant, or (iii) that, regardless of the from of disclosure, should reasonably have been understood by the Consultant because of legends or other markings to be proprietary or confidential to GPI.
b.	Exclusions. Confidential Information does not include information (as defined in Section 7.a above), technical data or know-how which: (i) is in Consultant's possession at the time of disclosure as shown by competent evidence prior to the time of disclosure; (ii) before or after it has been disclosed to Consultant, becomes part of the public knowledge or literature, not as a result of any action or inaction of Consultant; (iii) is approved for release by written authorization of GPI; (iv) is disclosed to Consultant by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by Consultant without reference to Confidential Information as shown by competent evidence.
c.	Restrictions on Use. The Consultant acknowledges that the knowledge of Confidential Information would enable the Consultant, upon termination of this Agreement or outside of his employment, to compete with GPI in a manner likely to cause GPI irreparable harm, and disclosure of such Confidential Information by the Consultant would, likewise, cause such harm. The Consultant therefore agrees that the Consultant will not at any time or in any manner, directly or indirectly, divulge, disclose, or communicate in any manner any information to any third party without the prior written consent of GPI. The Consultant will protect all Confidential Information received under the terms of this Agreement.
d.	Survival. The confidentiality provisions of this Agreement as contained in this Section 7, shall remain in full force and effect for a FIVE (5) year period after the termination of this Agreement.

8.	Additional Restrictive Covenants. In exchange for the consideration set forth and considering the sensitive nature of GPI’s business which the Consultant shall have access to, the Consultant agrees to the following:
a.	Non-Compete. During the Term of this Agreement, the Consultant shall not sell, promote, represent, associate with or otherwise be affiliated with, in any manner, products and/or services of a third party whose products and/or services are similar to or compete with GPI's.
b.	Non-Solicitation. For a period of TWO (2) years after the termination of this Agreement for any reason whatsoever, the Consultant shall not solicit, or assist in the solicitation of, any person or entity considered a customer or potential customer of GPI, whom the Consultant had meaningful contact with during the Term (or any renewal term), including but not limited to distributors, contractors and end users, in each case for the purpose of selling, providing or soliciting to sell or provide any product that is identical to or a reasonable substitute for any product sold or offered for sale by GPI.

Additionally, the Consultant shall not solicit, or assist in the solicitation of, any employee or other person employed or engaged by GPI in their business in any capacity to terminate such employment or other engagement, whether such employment or engagement is pursuant to a contract or on an at-will basis.

c.	GPI Goodwill. The Consultant shall not intentionally, knowingly or negligently damage or destroy the goodwill and esteem of GPI or GPI’s business with its suppliers, employees, patrons, customers and any others who may at any time have had business relations with GPI.

9.	Indemnification. Consultant shall defend, indemnify and hold harmless GPI and its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of: (a) injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of Consultant or (b) any breach by Consultant of any representation, warranty, covenant or agreement under this Agreement.

10.	Limitation on Damages. IN NO EVENT SHALL GPI BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, ARISING OUT OF THIS AGREEMENT, EVEN IF SAID PARTY HAS BEEN ADVISED OF THE POSSIBLY OF SUCH DAMAGES.

11.	Intellectual Property. Consultant acknowledges that GPI and its related or associated affiliates are the sole and exclusive owners of trademarks, trade names, service marks, trade logos, trade dress and patents (collectively, the “IP”) as GPI and its related or associated affiliates may unilaterally amend periodically (registered or not). Consultant agrees not to register or use any mark(s) or items that are similar enough to be construed as GPI IP. Consultant acquires no rights to the IP, and Consultant assigns and transfers to GPI all rights that it may acquire in and to the IP, whether by operation of law or otherwise.

12.	Return of Property. Upon the termination of this Agreement by either Party, for any reason whatsoever, Consultant agrees to return to GPI all materials related to Consultant's performance of this Agreement, including, but not limited to:
a.	Computers,
b.	Mobile phone,
c.	GPI email address for Consultant,
d.	any items containing "Confidential Information" or items constituting "Confidential Information" themselves,
e.	marketing materials,
f.	business plans,
g.	customer lists,
h.	customer information,
i.	any items bearing any intellectual property owned by GPI, and
j.	Products and/or Product samples.

Consultant shall return all said items to GPI within TEN (10) days of the termination of this Agreement.

13.	Commitments. Consultant shall not in any manner assume or create any obligation or responsibility, express or implied, on behalf of or in the name of GPI or its affiliates, or act for or bind GPI or its affiliates in any respect except as expressly permitted pursuant to this Agreement.

14.	Miscellaneous.
a.	Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given within 1 hour after being sent by email to the following email addresses:
i.	GPI: amthieff@gmail.com
ii.	Consultant: ggronau@msn.com
b.	Privileged Licenses. Consultant acknowledges that GPI, and its parent company, subsidiaries, and affiliates, are businesses that are or may be subject to and exist because of privileged licenses issued by governmental or tribal authorities. If requested to do so by GPI as a result of it being necessary in for Consultant to legally perform the Services, Consultant shall use his best efforts to obtain any license, qualification, clearance or the like which shall be required of him by GPI or any regulatory authority having jurisdiction over this Agreement. If Consultant fails to satisfy such requirements or if GPI, its parent company, subsidiaries or affiliates, is directed to cease business with Consultant by any such authority, or if GPI shall in good faith determine, in the GPI's sole discretion, that Consultant, or any of its officers, directors, employees, agents, designees or representatives: 1) is or might be engaged in, or is about to be engaged in, any activity or activities, or 2) was or is involved in any relationship, either of which could or does jeopardize GPI's business or such licenses, or those of GPI's parent company, subsidiaries or affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by GPI without liability to Consultant immediately. In addition, Consultant acknowledges that it is illegal for a denied license applicant or a revoked licensee (pursuant to the laws, rules and regulations of the Nevada and other gaming authorities), or a business organization under the control of a denied license application or a revoked licensee, to enter into, or attempt to enter into, a contract with Consultant without the prior approval of the appropriate gaming authorities.

c.	No Public Announcements. Neither Party shall make any public statement (whether oral or in writing) regarding the other Party or its business unless it has received the express written consent of the other Party.
d.	Attorney’s Fees & Costs. The prevailing Party of any action or dispute between the Parties relating to or arising under this Agreement shall be entitled to recovery of reasonable attorney's fees and costs, including expert witness fees from the other Party.
e.	Specific Performance. The Parties acknowledge that money damages are not an adequate remedy for violation of this Agreement and that any Party may, in its sole discretion, apply to the court set forth in this Agreement for specific performance, or injunctive, or such other relief as such court may deem just and proper, in order to enforce this Agreement or prevent any violation, and to the extent permitted by applicable law, each Party waives any objection to the imposition of such relief.
f.	Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the Parties with respect to its subject matter and merges and supersedes any prior or contemporaneous understanding with respect to its subject matter. This Agreement may not be modified or terminated except by another agreement in writing executed by the Consultant and GPI. Failure of a Party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations shall not be construed to be a waiver of such provisions by such Party nor to in any way affect the validity of this Agreement or such Party's right thereafter to enforce any provision of this Agreement, nor to preclude such Party from taking any other action at any time, which it would legally be entitled to take.
g.	Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.
h.	Successors and Assigns. Consultant shall have no right, whatsoever, to assign his or her duties under this Agreement to any other third party without the prior written consent of GPI. GPI may, in its sole discretion, assign its right and duties under this Agreement without the prior written consent of Consultant.
i.	Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

Gaming Partners International USA, Inc.

A Nevada corporation

By:	/s/ Alain M. Thieffry
Alain Thieffry, Chaiman of the Board

CONSULTANT:

Gregory Gronau,

An individual

By:	/s/ Gregory Gronau
Greg Gronau

EXHIBIT A

DUTIES & COMPENSATION

1.	The Services performed by the Consultant shall include:
a.	Any management task given at the sole discretion of GPI’s CFO, including regularly updating the GPI CFO through any requested reports.

2.	Monthly Fee. GPI shall pay Consultant a monthly fee of USD $10,000 payable on the first day of October, November, and December. Consultant shall make himself available for meetings for 40 hours per month as GPI’s Automated Table Solution project demands. If total hours worked in a month exceeds 40 hours, the excess hours will be subtracted from the following month. Consultant shall provide a summary of hourly activity upon GPI’s request. Consultant is not entitled to any compensation for services performed or expenses incurred other than as set out in this agreement.

3.	Expenses. GPI shall reimburse Consultant for the following expenses:
a.	Reasonable, pre-approved travel expenses (expenses totaling over $400 must be pre-approved by GPI Chief Financial Officer or Executive Vice President of Finance)

Consultant shall submit to GPI an expense report with proper documentation for each expense no later than the 1st day of each month following the month in which the expense was incurred.

4.	For clarity, Consultant shall not be owed and/or due Monthly Fees or other monies of any sort, from any activity by GPI, after the termination of this Agreement, for any reason whatsoever. Any incentives paid to Consultant after the Term are at the discretion of GPI. GPI is not obligated to make any such payment.
b.	By way of example: Consultant makes an introduction to a potential customer while the Agreement is in effect. The Agreement is terminated. GPI (through another employee or third party) then makes an initial sale to the customer. Consultant would not be owed compensation from the initial sale to customer.